Exhibit 99.1

For Immediate Release For more information, please contact: Joe Reinhart Mentor Graphics 503.685.1462 joe_reinhart@mentor.com	News Release

Mentor Graphics Announces $200 Million Share Repurchase Authorization

WILSONVILLE, Ore., June 12, 2014 —Mentor Graphics Corporation (NASDAQ: MENT) today announced the company’s Board of Directors has authorized a new three-year share repurchase program of up to $200 million.

“This new repurchase program continues the company’s balanced approach to capital deployment,” said Walden C. Rhines, chairman and CEO of Mentor Graphics. “Mentor continues to do selective acquisitions, we initiated a quarterly cash dividend in March 2013 that we just recently increased, and we continue our program of share repurchases with this new authorization. Since March 2011, Mentor has repurchased approximately $220 million of stock in the open market and declared over $30 million of cash dividends to shareholders.”

About Mentor Graphics

Mentor Graphics Corporation is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world’s most successful electronic, semiconductor and systems companies. Established in 1981, the company reported revenues in the last fiscal year in excess of $1.15 billion. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

(Mentor Graphics is a registered trademark of Mentor Graphics Corporation. All other company or product names are the registered trademarks or trademarks of their respective owners.)

8005 S.W. Boeckman Road — Wilsonville, OR 97070-7777 — 503-685-7000 — www.mentor.com